3520 Broadway, Kansas City, MO 64111

Contact: Katie Ernzen Manager, Corporate Communications and Public Information 816-753-7299, ext. 8484

Kansas City Life Insurance Company Shareholders Approve
Reverse/Forward Stock Split
Decision allows 120-year-old Company to focus more resources toward providing
Security Assured for customers nationwide

KANSAS CITY, Mo. (Dec. 15, 2015) – Shareholders of Kansas City Life Insurance Company voted today to approve a reverse/forward stock split transaction. When completed, the transaction will likely reduce the number of holders of record for the Company’s stock, and permit the Company to terminate its registration under the Securities Exchange Act of 1934 and suspend its periodic reporting requirements with the Securities and Exchange Commission.

Following the shareholder meeting, the Board of Directors authorized the Company to file the Amendments to the Articles of Incorporation with the Department of Insurance and the Missouri Secretary of State, with the reverse stock split to be effective at 6:00 p.m. Central Time on Dec. 16, 2015, and the forward stock split to be effective at 6:01 p.m. Central Time on Dec. 16, 2015.

In August, the Company announced that its Board of Directors had authorized amendments to its Articles of Incorporation to affect the transaction.

The reverse/forward stock split proposal was approved by 89 percent of all the shares voted at the meeting.

“Our Board of Directors determined, and our shareholders have agreed, that the costs of being a publicly held company outweigh the benefits,” said R. Philip Bixby, President, Chief Executive Officer and Chairman of the Board. “The time and resources gained from this decision will allow management to put more effort toward the success of our customers, longevity of our Company, and the pursuit of providing Security Assured for those who put their trust in us.”

The transaction is expected to permit the Company to eliminate many of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act, and related federal securities laws and regulations.

The transaction will not result in a change in control of the Company, and the mission and vision of the Company remains strong and focused on what matters most to its employees and customers.

“For more than 120 years, we have been in the business of creating financial security to families and businesses in Kansas City and across the country,” said Bixby. “Our 400-plus associates share a commitment to serving our customers and building Kansas City Life for the future. Our financial strength and dedicated team ensure we will be here to serve our customers and our community for years to come.”

About Kansas City Life Insurance Company
Kansas City Life Insurance Company (NASDAQ: KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company's primary business is providing financial protection through the sale of life insurance and annuities. The Company's revenues were $465.0 million in 2014, and assets and life insurance in force were $4.6 billion and $32.0 billion, respectively, as of December 31, 2014.  The Company operates in 49 states and the District of Columbia. For more information, please see the Company’s Year End Form 10-K, as amended, or please visit www.kclife.com.

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